                      [PRIMA ENERGY CORPORATION LETTERHEAD]




FEBRUARY 15, 2001


                              FOR IMMEDIATE RELEASE

                        PRIMA ENERGY CORPORATION REPORTS
         2000 RESERVES INCREASED 23% AND PRODUCTION REPLACEMENT OF 390%

Prima Energy Corporation ("Prima") reported that net proved reserves at December 31, 2000 increased 23% to 154 billion cubic feet (bcf) of natural gas and 3.7 million barrels of oil. On an energy-equivalent basis, year-end 2000 proved reserves totaled 176 bcf of natural gas equivalent (bcfe) or 29 million barrels of oil equivalent (mmboe), with natural gas representing 87% of total proved reserves. Approximately 54% of Prima's year-end proved reserves are proved developed and 46% are proved undeveloped. At December 31, 1999, net proved reserves totaled 144 bcfe, comprised of 124 bcf of natural gas and 3.3 million barrels of oil.

Prima replaced 390% of its 2000 production of approximately 11.3 bcfe by adding reserves of 44.2 bcfe. The Company's 2000 production represents a 24% increase over 1999 production of 9.1 bcfe.

The 10% discounted present value of estimated future net revenues before income taxes (PV10), at December 31, 2000, totaled $576 million for the Company's proved reserves, compared to $109 million the previous year. SEC guidelines require the calculation and reporting of proved PV10 based on product prices as of December 31 of each year. The following table summarizes the average year-end prices used to estimate reserves in accordance with SEC guidelines, and the resulting PV10.

                                                                     Percent
                             2000           1999        Change       Change
                            -------       -------       -------      -------
Natural gas (per mcf)       $  7.51       $  1.90       $  5.61       295%
Oil (per barrel)              26.48         24.68          1.80         7%
PV10 ($millions)                576           109           467       430%

The PV10 was also calculated using an alternate price case based on current five-year forward prices and averaging $3.78 per mcf for natural gas and $22.21 per barrel for oil, which results in a PV10 at December 31, 2000 of $263 million for the Company's proved reserves.

In addition, Prima estimated its total probable reserves at 336 bcfe at year-end 2000, including 314 bcf of coalbed methane. The PV10 at December 31, 2000 for the Company's probable reserves, using the alternate price case based on current five-year forward prices, totaled $346 million. The PV20 (20% discounted present value) for the Company's probable reserves, using the same alternate prices, totaled $182 million.



                                     (over)


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The following table summarizes the Company's 1999 and 2000 production and year-end reserves.

                               Production (bcfe)                      Reserves (bcfe)
                               -----------------                      ---------------
                                 000      1999         Category        2000      1999
                               ------    -------       --------        ----      ----
       DJ Basin                  8.5       6.4           Proved         73.2      66.6
                                                         Probable       22.4      11.2

       Wind River Basin          1.4       1.3           Proved          5.5       9.0

       Powder River Basin
       Conventional              1.4       1.4           Proved         14.1      13.6

       Powder River Basin
       Coalbed Methane           0.0       0.0           Proved         83.7      54.5
                                                         Probable      313.8     266.4

       Prima Total              11.3       9.1           Proved        177       144
                                                         Probable      336       277

Prima is a Denver based independent oil and gas company engaged in the exploration for, acquisition, development and production of natural gas and crude oil. Through its wholly owned subsidiaries, Prima is also engaged in oil and gas property operations, oilfield services and natural gas gathering, marketing and trading. The Company's current activities are principally conducted in the Rocky Mountain region of the United States.

The Company expects to report 2000 audited financial results on March 14, 2001 and has scheduled a conference call to discuss the 2000 financial results for 8:00 am Mountain Standard Time on March 14, 2001. Interested parties may access the conference call by dialing (800) 289-0437, access code # 755148. The replay of the call will be available through March 21, 2001 by calling (888) 203-1112, access code #755148.

For additional information on Prima, please visit our web page at www.primaenergy.com

This press release contains forward-looking statements regarding the Company's oil and natural gas reserve estimates and oil and gas markets and are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Any such statements or projections reflect the Company's current views with respect to future events and performance. No assurance can be given, however, that these events will occur or that such projections will be achieved and actual results could differ materially from those projected. Factors which could cause results to differ from projections include volatility of oil and natural gas prices, uncertainty of reserve estimates, risks of oil and natural gas exploration, development and production, competition, operating hazards and uninsured risks, government regulation and environmental matters. A more complete discussion of important factors that could cause actual results to differ materially from those projected is included in the Company's Annual Report on Form 10-K.




NASDAQ Symbol:  PENG

Contacts: Richard H. Lewis, President
          Michael R. Kennedy, Executive Vice President of Corporate Development

Telephone number: (303) 297-2100
www.primaenergy.com